Exhibit 10.39

NANOVIBRONIX, INC.
525 Executive Boulevard

Elmsford, New York 10523

(914) 233-3004

March 25, 2015

Martin Goldstein

255 W. Spring Valley Ave.

Maywood, NJ 07607

Dear Dr. Goldstein:

As consideration for your efforts developing, pursuing approval of, and/or raising market awareness and acceptance of the Company’s UroShield product and CathBot product and any other future vibrating urology catheter-related product (collectively as well as individually “Catheter Products”) of NanoVibronix, Inc. (the “Company”), the Company agrees to pay you a fee as set forth below. By signature and countersignature below, the Company and you agree to the following (the “Agreement”):

1)	Effective as of the date hereof, the Company will pay you a fee of $62.50 per each unit of the Company’s Catheter Products that is sold by the Company during the term of this Agreement, in the United States or Canada, for which the Company has received payment of the sale price in full, whether such receipt of payment was during the term of this Agreement or after its termination, less applicable deductions and tax withholdings (the “Per Unit Fee”).

2)	The Company shall pay the Per Unit Fees to you quarterly, reasonably promptly after the close of each calendar quarter. The Company shall pay the Per Unit Fees in the form of either cash or shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the Company’s option. In the event the Company pays any portion of the Per Unit Fees in Common Stock, the value of the Common Stock shall be calculated based on the average closing price for the 10 days preceding the date on which the Company makes payment to you. Further, in the event the Company pays any portion of the Per Unit Fees in cash for a given quarter, you shall, within 30 days of receipt of such cash payment, purchase an amount of Common Stock in the open market, subject to any limitations or restrictions that may apply under applicable laws, such that the purchase price of the Common Stock you purchase in the open market plus the value of any Common Stock given to you by the Company as payment of the Per Unit Fees in the given quarter equals at least 50% of the Per Unit Fees paid for that quarter (less any taxes you are obligated to pay on such Per Unit Fees).

3)	The Company shall reimburse you for travel and other expenses that are pre-approved by the Company in writing.

4)	This Agreement shall continue in effect until terminated by either party. Either party may terminate this Agreement at any time upon 90 days written notice. The “Termination Date” shall be 90 days from the date of such written notice. The Per Unit Fees the Company shall pay to you will include the fees calculated based on all sales made prior to the Termination Date, even if the Company does not receive payment for such sales until after the Termination Date. The Company shall continue making quarterly payments to you after the Termination Date until the Company has paid you all of the Per Unit Fees owed to you under this Agreement.

5)	This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties related to the subject matter hereof. No modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

6)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles.

7)	Neither party has the right to assign, sell, modify, or otherwise alter this Agreement, except upon the express written advance approval of the other party, which consent can be withheld for any reason.

8)	This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

Please return an executed, counter-signed copy of this Agreement to the Company.

[Signature Page Follows]

[Signature Page to Letter Agreement]

Very truly yours,

NanoVibronix, Inc.

By:	/s/ William Stern
Name: William Stern
Title: Chief Executive Officer

Acknowledged and Agreed:

Martin Goldstein:

/s/ Martin Goldstein